AMENDMENT TO
                            WARRANT CERTIFICATE


THIS AMENDMENT (the "Amendment") to the Warrant Certificate dated as of January 18, 2000 (the "Warrant Certificate"), issued by RAMTRON
INTERNATIONAL CORPORATION (the "Employer") to DAVID SIKES (the "Executive"), is dated and made effective as of December 14, 2000.

                                 WITNESSETH:

WHEREAS, vesting of the warrants granted to the Executive pursuant to the Warrant Certificate requires the occurrence of certain events prior to December 31, 2001, or Executive to be employed by the Company on December 31, 2002; and

WHEREAS, the Executive's employment agreement has been amended to extend the term of the Executive's employment through December 31, 2002, and to modify the terms of vesting of Executive's warrants;

NOW, THEREFORE, in consideration of the premises, the Employer hereby amends the Warrant Certificate as follows:

1.  Definitions

Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings set forth in the Warrant Certificate.

2.  Amendments

    (a) Section 1(e) of the Warrant Certificate is amended by entirely deleting the proviso and replacing the semicolon after "vesting" with a period.

    (b) (i) The date "December 31, 2001" in each place that it appears in
            Section 2(a) of the Warrant Certificate is amended to read "December 31, 2002"; and the portion of the first sentence of
            Section 2(a) of the Warrant preceding the proviso is deleted and replaced with the following: "The Warrants shall vest and become exercisable at the opening of business on December 31, 2002, if Executive is employed by Employer on that date or on the date of any earlier termination of Executive's employment for any reason (including death) other than for "just cause;".

    (c) Section 2(b)(ii) of the Warrant Certificate is hereby removed from the Warrant Certificate in its entirety.

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3.  Effect of Amendments

Except as expressly modified by the provisions of this Amendment, the Warrant Certificate and all of the terms, provisions and conditions thereof shall for all purposes remain unchanged, and in full force and effect, and are approved, ratified and confirmed, and from and after the date hereof all references to the Warrant Certificate in any other agreement, instrument or document shall mean the Warrant Certificate as amended hereby.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the Employer as of the day and year first above written.

RAMTRON INTERNATIONAL CORPORATION         ACCEPTED AND AGREED:

/S/ LuAnn D. Hanson                       /S. L. David Sikes
By ------------------------------         -------------------------
Name:  LuAnn D. Hanson                    L. David Sikes
Title:  Chief Financial Officer and
        Vice President of Finance

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